Exhibit 99.1

FOR IMMEDIATE RELEASE

January 28, 2011

MICRONETICS REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2011

Hudson, NH — (BUSINESS WIRE) – January 28, 2011 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its third quarter ended December 25, 2010 (Q3 FY 2011).

Net sales for Q3 FY 2011 were $7.6 million, a decrease of 16% compared to $9.0 million for Q3 FY 2010.

Net sales for the thirty-nine weeks ended December 25, 2010 were $26.0 million, an increase of 1% compared to $25.7 million for the thirty-nine weeks ended December 26, 2009.

David Robbins, Micronetics’ CEO stated “At our customer’s request, we initiated a series of manufacturing process upgrades that delayed Q3 product shipments in our subsystems division, and this is reflected in our sales results. We have already seen how the implementation of these new processes has improved manufacturing efficiency and throughput and enabled us to better respond to our production contracts.”

Net income for Q3 FY 2011 was $101,123 or $0.02 per diluted share as compared to net income of $504,143 or $0.11 per diluted share for Q3 FY 2010.

Net income for the thirty-nine weeks ended December 25, 2010 was $1,073,690 or $0.24 per diluted share as compared to net income of $678,401 or $0.15 per diluted share for the thirty-nine weeks ended December 26, 2009.

Backlog was $27 million at the end of Q3 FY 2011.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, EADS, General Dynamics, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Teradyne, and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2010 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	Dec. 25, 2010	Dec. 26, 2009

Net sales	$7,601	$9,009

Gross profit	2,335	3,307

Research and development	447	411

Selling, general and administrative expenses	1,756	1,878

Gain on sale of asset	(10)	—

Amortization of intangibles	73	87

Other expense	54	96

Income before income taxes	15	835

(Benefit) provision for income taxes	(86)	331

Net income	101	504

Net income per common share:
Basic	0.02	0.11
Diluted	0.02	0.11

Weighted average shares
Outstanding:
Basic	4,555	4,554
Diluted	4,568	4,554

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirty-nine Weeks Ended
	Dec. 25, 2010	Dec. 26, 2009

Net sales	$25,952	$25,742

Gross profit	8,811	8,665

Research and development	1,278	1,257

Selling, general and administrative expenses	5,381	5,714

Net loss on disposal of assets	4	—

Amortization of intangibles	247	261

Other expense	199	295

Income before income taxes	1,702	1,138

Provision for income taxes	628	460

Net income	1,074	678

Net income per common share:
Basic	0.24	0.15
Diluted	0.24	0.15

Weighted average shares
Outstanding:
Basic	4,554	4,554
Diluted	4,565	4,554

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131